EXHIBIT 99.1

Edgewater Announces Preliminary Second Quarter 2015 Revenue

Updates Full Year Service Revenue Guidance

WAKEFIELD, Mass., July 16, 2015 (GLOBE NEWSWIRE) -- Edgewater Technology, Inc. (NASDAQ:EDGW) (Edgewater), a leading consulting firm that brings a blend of classic and product-based consulting services to its clients, announced today that the company expects to report service revenue of approximately $24.6 million, which is essentially flat on a year-over-year basis. Total revenue for the quarter ended June 30, 2015 is expected to be approximately $30.5 million, including approximately $4.1 million in software-related revenue. All reported preliminary revenue amounts are subject to the completion of our standard quarterly review procedures.

The lower than expected second quarter 2015 service revenue performance resulted from slower than anticipated project starts on EPM/BI engagements signed in the first half of 2015. The delay in project starts will also negatively impact our billable consultant utilization and operating performance during the second quarter of 2015.

"For the second quarter of 2015, we expect to report 9% growth in our sequential quarterly service revenue, with 4% coming from our core offerings and 5% coming from our latest acquisition," commented Shirley Singleton, Edgewater's chairman, president and CEO. "The recently acquired Zero2Ten business performed nicely, with a significant number of net new customer engagements.

"Sales continue to be strong and backlog continues to build. Project start delays, primarily within our EPM/BI service offering, limited our ability to deliver year-over-year growth in second quarter service revenue. Delays in project starts resulted primarily from customers electing to expand their upcoming EPM/BI project(s) and upgrade to an "enterprise suite" model, creating larger deal sizes and a slowing of the project launch process. The ultimate timing of these project starts has made resource planning very difficult, especially since the larger projects are expected to start off slowly and then ramp up later in the second half of 2015.

"Given the current challenging project start environment, we are modifying our annual guidance and anticipate that we will see low single-digit service revenue growth for the full year 2015."

Edgewater will hold a conference call on Wednesday, July 29, 2015 at 10:00 a.m. Eastern time to discuss its financial results for the second quarter ended June 30, 2015. The company will issue its financial results in a press release prior to the call.

Date: Wednesday, July 29, 2015
Time: 10:00 a.m. Eastern time
Dial-in number: 1-877-303-6235
Webcast: http://ir.edgewater.com/

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

Edgewater's news release containing the second quarter 2015 financial results will be released prior to the market opening on the day of the call. A replay of the conference call can be accessed via Edgewater's investor relations web site at http://ir.edgewater.com/ or by dialing 1-404-537-3406 (Conference ID#: 77903894) after 1:00 p.m. Eastern time on the same day through Wednesday, August 12, 2015.

About Edgewater

Edgewater Technology, Inc. (NASDAQ:EDGW) is a strategic consulting firm delivering a blend of classic and product-based consulting services. Edgewater addresses the market both vertically by industry and horizontally by product and technology specialty, providing its client base with a wide range of business and technology solutions. As one of the largest IT consulting firms based in New England, the company works with clients to reduce costs, improve processes and increase revenue through the judicious use of technology. Edgewater's brand names include Edgewater Technology, Edgewater Ranzal and Edgewater Fullscope. To learn more, please visit www.edgewater.com.

Forward-Looking Statements

This Press Release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning our expected second quarter revenue, including service revenue and software revenue, our expected full year 2015 service revenue, the impact of delayed project starts on our billable consultant utilization and operating performance, accelerating growth in the second half of 2015, and our ability to convert backlog and sales pipeline opportunities in to service revenue. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on our current plans or assessments which are believed to be reasonable as of the date of this Press Release. Factors that may cause actual results, goals, targets or objectives to differ materially from those contemplated, projected, forecasted, estimated, anticipated, planned or budgeted in such forward-looking statements include, among others, the following possibilities: (1) failure to obtain new customers or retain significant existing customers; (2) the loss of one or more key executives and/or employees; (3) changes in industry trends, such as a decline in the demand for Enterprise Resource Planning and Enterprise Performance Management solutions, custom development and system integration services and/or declines in industry-wide information technology spending, whether on a temporary or permanent basis and/or delays by customers in initiating new projects or existing project milestones; (4) inability to execute upon growth objectives; (5) adverse developments and volatility involving geopolitical or technology market conditions; (6) unanticipated events or the occurrence of fluctuations or variability in the matters identified under "Critical Accounting Policies" in our 2014 Annual Report on Form 10-K; (7) delays in, or the failure of, our sales pipeline being converted to billable work and recorded as revenue; (8) termination by clients of their contracts with us or inability or unwillingness of clients to pay for our services, which may impact our accounting assumptions; (9) inability to recruit and retain professionals with the high level of information technology skills and experience needed to provide our services; (10) failure to expand outsourcing services to generate additional revenue; (11) any changes in ownership of the Company or otherwise that would result in a limitation of the net operating loss carry forward under applicable tax laws; (12) the failure of the marketplace to embrace advisory and product-based consulting services; and/or (13) changes in our utilization levels. In evaluating these statements, you should specifically consider various factors described above as well as the risks outlined under "Part I - Item IA. Risk Factors" in our 2014 Annual Report on Form 10-K filed with the SEC on March 2, 2015. These factors may cause our actual results to differ materially from those contemplated, projected, anticipated, planned or budgeted in any such forward-looking statements.

Although the Company believes that the expectations in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance, growth, earnings per share or achievements. However, neither the Company nor any other person assumes responsibility for the accuracy and completeness of such statements. Except as required by law, the Company undertakes no obligation to update any of the forward-looking statements after the date of this Press Release to conform such statements to actual results.

CONTACT: Company Contact:
         Timothy R. Oakes, Chief Financial Officer
         1-781-246-3343

         Investor Relations Contact:
         Liolios Group, Inc.
         Cody Slach
         1-949-574-3860
         EDGW@liolios.com